Exhibit 10.01
AMENDMENT NO. 2008-1
TO
BROOKS AUTOMATION, INC.
DEFERRED COMPENSATION PLAN
WHEREAS, Brooks Automation, Inc., a Delaware corporation (the “Company”), maintains the Brooks Automation Inc. Deferred Compensation Plan (the “Plan”), effective as of June 20, 2006; and
WHEREAS, all capitalized terms used herein have the meanings set forth in the Plan unless otherwise indicated in this amendment; and
WHEREAS, the Company desires to amend the Plan to allow participation by members of its Board of Directors; and
WHEREAS, the Company is empowered to amend the Plan pursuant to Section Article 10.2 of the Plan.
Amendment. The Company may, at any time, amend or modify the Plan in whole or in part; provided, that no amendment or modification shall be effective if it would cause a Participant’s Account Balance, determined immediately after the amendment takes effect, to be lower than it was immediately before the amendment took effect.
NOW, THEREFORE, the Company hereby amends the Plan, effective as of July 1, 2008 (the “Effective Date”), as follows:
1.	Section 2.1 shall be replaced in its entirety with the following language:

Selection by Administrator. Eligibility for the Plan shall be limited to Directors and to a select group of management or highly compensated Employees who are selected by the Administrator in its sole discretion. The Administrator shall separately select those management or highly compensated Employees, if any, who are eligible for the SERP Feature.
2.	Section 3.2 shall be replaced in its entirety with the following language:

Elective Deferrals: Maximum Requirements. For any Plan Year, a Participant’s Elective Deferrals, if any, shall be subject to the following percentage maxima:

Deferral	Maximum Percentage
Base Salary	90%
Bonus	100%
Commissions	100%
Director Fees	100%

If a Participant first becomes eligible to make Elective Deferrals during a Plan Year, the foregoing maximum percentages shall be applied to the future compensation affected by the Participant’s mid-year election. For compensation that is earned based upon a specified performance period, “future compensation” shall be deemed for this purpose not to exceed the total amount of such compensation earned for the performance period, multiplied by a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election take effect, and the denominator of which is the total number of days in the performance period.

3.	Section 8 shall be replaced in its entirety with the following language:

Distribution of Small Accounts. If, at the time an Account becomes payable under Article 4, 5, 6 or 7 thereof, the vested balance of such Account is $15,000 or less, payment shall be made in a single lump sum payment (or, if payable under Article 7 to more than one Beneficiaries, in lump sum payments) notwithstanding any election to have payment made under the Annual Installment Method.

4.	Except as specifically provided in this amendment, the remaining provisions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the Company has signed this amendment as of May 6, 2008.

Brooks Automation, Inc. a Delaware corporation
By:	/s/ Thomas S. Grilk
Title: Senior Vice President, General Counsel & Secretary

2